CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 23, 2017, accompanying the financial statements of Investment Grade Corporate Trust, 3-7 Year Series 2 (included in Invesco Unit Trusts, Taxable Income Series 506) as of February 28, 2017, and for the period from March 23, 2015 (date of deposit) through February 29, 2016 and for the year ended February 28, 2017 and the financial highlights for the period from March 23, 2015 (date of deposit) through February 29, 2016 and for the year ended February 28, 2017, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-201299) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 23, 2017